Exhibit 3.5

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QUICKSILVER RESOURCES GP LLC

This Limited Liability Company Agreement (this “Agreement”) of Quicksilver Resources GP LLC, a Delaware limited liability company (the “Company”), is entered into by Quicksilver Resources Inc., a Delaware corporation, as sole member (the “Member”).

WHEREAS the Member is a party to that certain Limited Liability Company Agreement of the Company (the “Original Agreement”) and desires to amend and restate the Original Agreement in its entirety, effective as of the date hereof.

NOW, THEREFORE, the Member agrees as follows:

1. Name. The Company was formed on November 15, 2011, by the execution and filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware.

2. Filing of Certificates. The Member, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or documents required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware and any other certificates, notices or documents required or permitted by law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3. Purposes. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company.

5. Principal Business Office. The principal business office of the Company shall be located at such location as may be determined, from time to time, by the Member.

6. Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

7. Member. The name and the mailing address of the sole Member are as follows:

Name	Address

Quicksilver Resources Inc.	801 Cherry Street, Suite 3700, Unit 19 Fort Worth, Texas 76102

8. Limited Liability. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9. Capital Contributions. The Member is deemed admitted as the member of the Company upon its execution and delivery of this Agreement. The Member has contributed capital to the Company in the amounts reflected on the books and records of the Company. The Member may, but is not obligated to, make any additional capital contribution to the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Subject to the limitations of Section 18-607 of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12. Board. (a) The business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board”). The Board shall consist of not less than one and not more than nine directors, with the exact number of directors to be determined from time to time by resolution adopted by the Members. The directors shall be elected by the Members. A majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. No director can, solely in its capacity as a director, bind the Company unless authorized by the Board.

(b) After the place and time of regular meetings of the Board shall have been determined and notice thereof shall have been once given to each member of the Board, regular meetings may be held without further notice being given. Special meetings of the Board may be called by the chairman of the Board and shall be called by the secretary on the written request of at least two directors (or, if the Board consists of two or fewer directors, by at least one director). Notice of special meetings of the Board shall be given to each member of the Board at least 24 hours before the date of the meeting in such manner as is determined by the Board. A written waiver of any such notice signed by a director entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when such director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not validly called or convened. Directors may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions or transmissions are filed with the minutes of proceedings of the Board.

(c) To the fullest extent permitted by the laws of the State of Delaware and except in the case of bad faith, gross negligence or willful misconduct, no director shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such director by this Agreement. Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Delaware. Any indemnity under this Section 12(c) shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

13. Committees. The Board may designate one or more committees, each committee to consist of one or more of the members of the Board. The Board may designate one or more members of the Board as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(b) Unless otherwise provided in the certificate of formation, this Agreement or the resolution of the Board designating the committee, a committee may create one or more subcommittees consisting of one or more members of such committee and delegate to such subcommittee any or all of the powers and authority of the committee.

(c) Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Section 12.

14. Officers. The Board may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13 may be revoked at any time by the Board. An Officer may be removed with or without cause by the Board.

15. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 16, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 17, an additional Member shall be admitted to the Company, subject to Section 18 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Dissolution. (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

20. Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and other applications of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of law principles).

23. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

24. Sole Benefit of Member. Except as provided in Section 12(c), the provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

25. Effectiveness. This Agreement shall become effective when the Member shall have executed and delivered the Agreement to the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 19th day of December, 2011.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Name: Glenn Darden Title: President and Chief Executive Officer